EXHIBIT 99.1

UFP Technologies Announces 2018 Results

NEWBURYPORT, Mass., March 06, 2019 (GLOBE NEWSWIRE) -- UFP Technologies, Inc. (Nasdaq: UFPT), an innovative designer and custom manufacturer of components, subassemblies, products, and packaging primarily for the medical market, today reported net income of $14.3 million or $1.93 per diluted common share outstanding for its year ended December 31, 2018, compared to net income of $9.2 million or $1.26 per diluted common share outstanding for 2017. Sales for 2018 were $190.5 million compared to 2017 sales of $147.8 million. For its fourth quarter ended December 31, 2018, the Company reported net income of $4.4 million or $0.59 per diluted common share outstanding, compared to net income of $2.7 million or $0.37 per diluted common share outstanding in the same period of 2017. Sales for the fourth quarter 2018 were $50.7 million versus 2017 fourth quarter sales of $37.2 million.

"I am pleased with our 2018 results and with our progress executing our strategic plan," said R. Jeffrey Bailly, chairman & CEO.  "Revenues in 2018 were $190.5 million, up 29% from last year, while operating income increased 68% to $19.6 million, and EPS grew by 53% to $1.93 per share.”

"Our February 2018 acquisition of Dielectrics has been smoothly integrated and is proving to be a great success.  Dielectrics is an excellent strategic and cultural fit that has increased our capabilities and value to both current and prospective customers,” Bailly said.  “Operationally, we had a strong year as well.  We improved gross margins, expanded clean room capacity, added new talent, and qualified the last of the new, more efficient equipment from our plant consolidation program.  We also had some exciting wins on the revenue front, including a three-way agreement with our largest customer and largest vendor that will extend our highest-volume medical program and bring an estimated $70 million in revenue through 2025."

"Looking ahead, we expect continued growth in our medical and aerospace & defense markets,” Bailly added. “This will likely be offset by short-term softness on the consumer side, where customers have reported excess year-end inventories and forecasted reduced demand in Q1.  In addition, we continue to search for strategic acquisitions.  With the integration of Dielectrics largely complete, and having paid back more than $30 million of the $56 million we borrowed to purchase Dielectrics, we feel we have the bandwidth and resources to take on new acquisitions.  For all these reasons, we remain bullish about the long-term prospects of UFP Technologies."

Financial Highlights:

  Organic sales (excluding sales from Dielectrics) grew 6.6% and 4.4% for the fourth quarter and year ended December 31, 2018, respectively.
  For the fourth quarter and year ended December 31, 2018, sales to the medical market grew 71.5% and 57.4%, respectively (6.9% and 5.8%, respectively, without sales from Dielectrics).  For the same periods, sales to the aerospace & defense market grew 14.7% and 14.0%, respectively, while sales to the automotive market declined 1.6% and 13.4%, respectively.  All other sales (consumer, electronics and industrial) grew 7.4% and 9.1% for the same periods, respectively.
  Overall sales grew 36.2% and 28.8% for the fourth quarter and year ended December 31, 2018, respectively.
  Gross profit as a percentage of sales (gross margin) grew to 25.1% in the fourth quarter, up from 21.1% in the same quarter of 2017.  Gross margin for the year ended December 31, 2018 grew to 25.4% from 24.0% in 2017.
  SG&A as a percentage of sales dropped to 14.2% in the fourth quarter from 15.5% in the same quarter of 2017.   SG&A as a percentage of sales dropped to 14.6% for the year ended December 31, 2018, down from 16.1% in 2017.
  Operating income for the fourth quarter grew to $5.5 million from $2.1 million in the same quarter of 2017.   Operating income for the year ended December 31, 2018 grew to $19.6 million, from $11.7 million in 2017.
  Net income for the fourth quarter grew 62.4% to $4.4 million from $2.7 million in the same quarter of 2017.  Net income for the year ended December 31, 2018 grew 55.4% to $14.3 million from $9.2 million in 2017.

The Company is an innovative designer and custom manufacturer of components, subassemblies, products, and packaging utilizing highly specialized foams, films, and plastics primarily for the medical market.  The Company manufactures its products by converting raw materials using laminating, molding, radio frequency and impulse welding, and fabricating manufacturing techniques.  The Company is diversified by also providing highly-engineered products and components to customers in the aerospace & defense, automotive, consumer, electronics, and industrial markets.

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements.  Such statements include, but are not limited to, statements regarding the Company's acquisition and integration of Dielectrics and the synergies, customer opportunities and other benefits anticipated in connection with the Dielectrics business and products, statements about the Company’s acquisition strategies and opportunities, statements regarding anticipated trends in the different markets in which the Company competes and expectations regarding customer demand, anticipated advantages the Company expects to realize from its investments and capital expenditures, expectations regarding the manufacturing capacity and efficiencies of the Company, expectations regarding the Company’s liquidity, statements about the Company’s participation and growth in multiple markets, its business opportunities, the Company’s growth potential and strategies for growth, anticipated revenues and the timing of such revenues, and any indication that the Company may be able to sustain or increase its sales, earnings and earnings per share or sales, earnings and earnings per share growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, risks and uncertainties associated with the Company's acquisition and integration of Dielectrics, risks associated with the effect of the acquisition of Dielectrics on the Company's earnings, risks associated with the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any acquisition candidates, risks and uncertainties associated with the anticipated growth of the Company’s business and increases to sales, earnings and earnings per share, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC.  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net sales	$50,697	$37,219	$190,455	$147,843
Cost of sales	37,991	29,382	142,147	112,356
Gross profit	12,706	7,837	48,308	35,487
SG&A	7,208	5,775	27,758	23,845
Acquisition costs	-	-	1,089	-
Restructuring costs	-	-	-	63
Material Overcharge Settlement	-	-	(104)	(121)
Loss (gain) on sale of fixed assets	4	4	(47)	7
Operating income	5,494	2,058	19,612	11,693
Interest (expense) income, net	(285)	58	(1,273)	166
Other (expense) income	(73)	-	64	-
Income before income taxes	5,136	2,116	18,403	11,859
Income tax provision (benefit)	726	(599)	4,092	2,649
Net income	$4,410	$2,715	$14,311	$9,210

Net income per share outstanding	$0.60	$0.37	$1.95	$1.27
Net income per diluted share outstanding	$0.59	$0.37	$1.93	$1.26

Weighted average shares outstanding	7,376	7,273	7,347	7,248
Weighted average diluted shares outstanding	7,464	7,369	7,430	7,337

Consolidated Condensed Balance Sheets
(in thousands)

	December 31,	December 31,
	2018	2017
Assets:
Cash	$3,238	$37,978
Receivables	28,321	21,381
Inventories	19,576	12,863
Other current assets	4,491	2,852
Net property, plant, and equipment	57,667	53,652
Goodwill	51,838	7,322
Intangible assets, net	22,232	-
Other assets	2,235	2,159
Total assets	$189,598	$138,207
Liabilities and equity:
Current installments of long-term debt	$2,857	$-
Accounts payable	6,836	4,180
Other current liabilities	10,965	5,763
Long-term debt, excluding current installments	22,286	-
Other liabilities	6,197	4,552
Total liabilities	49,141	14,495
Total equity	140,457	123,712
Total liabilities and stockholders' equity	$189,598	$138,207

www.ufpt.com

Contact: Ron Lataille
978-234-0926